Exhibit 99.2

Robertson “Clay” Jones Named President and Chief Executive Officer

of Heritage Commerce Corp

San Jose, California — July 28, 2022 — Heritage Commerce Corp (Nasdaq: HTBK), the holding company (the “Company’) for Heritage Bank of Commerce (the “Bank” or “HBC”), today announced that Walter T. Kaczmarek will be stepping down as President and Chief Executive Officer of the Company, effective September 15, 2022. At that time, Robertson “Clay” Jones, currently President and Chief Operating Officer of the Bank, will succeed him and become the President and Chief Executive Officer of the Company and the Bank. He will also join Boards of Directors of the Company and the Bank. Mr. Kaczmarek will remain on the Boards of both the Company and the Bank.

“On behalf of the Board of Directors, I would like to thank Walt for his unwavering commitment to the success of both the Company and the Bank,” said Jack Conner, Chairman of the Board of the Company and the Bank. “We very much appreciate his willingness to return as Chief Executive Officer in March 2021, as we developed a transition plan that would lead the Company into the future.”

Mr. Conner continued, “With more than three decades of proven experience growing community and commercial banking organizations, Clay Jones is the right person to take on that role. The Company and Bank Boards are confident he is well suited to lead the Bank forward building our franchise with strong operating and financial performance as we continue to create value for our shareholders.”

Mr. Jones joined the Bank in 2019 as Executive Vice President, President of Community Business Banking. He was named President and Chief Operating Officer in 2021 and has been a key contributor to the Bank’s growth and success. Before joining the Bank, Mr. Jones served for nearly a decade at Presidio Bank, assuming the role of President in 2018. Prior to joining Presidio Bank, he served in ever increasing corporate capacities at a number of community and commercial banks including New Resource Bank and subsidiaries of Greater Bay Bancorp and Comerica Bank.

A longstanding and committed community supporter, Mr. Jones has served in a variety of advisory and board roles across the Bay Area. Most recently, he served as an Executive Board Member of JobTrain, an educational and training institution serving low-income individuals and their families.

“As I prepare to take on the role of Chief Executive Officer, I am grateful for both the Board’s support and Walt’s mentorship over the last few years,” said Mr. Jones. “Together we have built a great team of talented bankers and I look forward to working with them to deliver continued success for our clients, our shareholders and our community.”

Heritage Commerce Corp, a bank holding company established in October 1997, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Livermore, Los Altos, Los Gatos, Morgan Hill, Oakland, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Mateo, San Rafael, Sunnyvale, and Walnut Creek. Heritage Bank of Commerce is an SBA Preferred Lender. Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in San Jose, CA and provides business-essential working capital factoring financing to various industries throughout the United States. For more information, please visit www.heritagecommercecorp.com.

Member FDIC

For additional information, contact:

Debbie Reuter

EVP, Corporate Secretary

Direct: (408) 494-4542

Debbie.Reuter@herbank.com